EXHIBIT 99.1

FIRST NILES FINANCIAL, INC.
ANNOUNCES FOURTH QUARTER AND YEAR END 2001 EARNINGS

Niles, Ohio, February 11, 2002 - First Niles Financial, Inc. (Nasdaq SmallCap Market: FNFI), the holding company for Home Federal Savings and Loan Association of Niles today reported results for the three month and one year periods ended December 31, 2001.

Net income for the quarter ended December 31, 2001 totaled $242,000 compared to $412,000 for the same quarter in 2000, a decrease of $170,000, or 41.3%. Net income for the year ended December 31, 2001 was $821,000 compared to $807,000 for the same period in 2000, an increase of 1.7%. Return on average assets for the three months and year ended December 31, 2001, was 1.01% and 0.91%, respectively. Earnings per share data for the three months and year ended December 31, 2001 were $.17 and $.57, respectively.

Net interest income after the provision for loan losses for the fourth quarter of 2001 was $731,000 as compared to $1.01 million for the same quarter in 2000, a decrease of $279,000, or 27.6%. Net interest income after provision for loan losses for the year ended December 31, 2001 was $2.90 million compared to $3.16 million for the same period one year prior, a decrease of $254,000, or 8.0%. The payoff of a nonperforming loan contributed $305,000 to net interest income during the fourth quarter of 2000 and is the primary reason for the decrease in net interest income when compared to the 2001 quarter and full year.

Non-interest income for the fourth quarter of 2001 was $90,000, compared to $15,000 for the same period in 2000. This increase was mostly attributable to an increase in gain on sale of investments of $72,000. Non-interest income for the year ended December 31, 2001 was $315,000 compared to $56,000 for 2000. During 2001, gain on the sale of investments totaled $277,000, an increase of $270,000 from the prior year. During 2001, the Association sold 4,000 shares of Freddie Mac stock, contributing $261,000 to gain on sale of investments. During 2000, no shares of Freddie Mac stock were sold. As of December 31, 2001 the Association owned 31,000 shares of Freddie Mac stock, with an aggregate market value of $2.0 million.

Non-interest expense for the fourth quarter of 2001 was $481,000, compared to $432,000 for the fourth quarter of 2000, an increase of $49,000, or 11.3%. Most of the quarterly increase in non-interest expense was due to increased compensation and an increase in equity in loss of limited partnership. The increased compensation expense was due to normal cost-of-living increases and higher staffing levels. Non-interest expense for the year ended December 31, 2001 was $2.08 million compared to $2.12 million for 2000, a reduction of $37,000, or 1.7%. On a year to year basis, non-interest expenses declined as increased compensation expense was more than offset by decreases in state franchise taxes and legal and audit expenses.

Non-performing loans, consisting of non-accruing loans and accruing loans delinquent more than 90 days increased to $1.4 million at December 31, 2001, or 3.5% of net loans receivable as compared to $774,000, or 2.2% of net loans receivable at December 31, 2000. The allowance for loan losses totaled $676,000 at December 31, 2001, which represented 48.1% of non-performing loans and 1.7% of net loans receivable. At December 31, 2000 the allowance for loan losses was $592,000, representing 76.5% of non-performing loans and 1.7% of net loans receivable. At December 31, 2001, the Association had $53,000 in repossessed assets, comprised of two single family dwellings. At December 31, 2000 the Association did not have any repossessed assets.

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At December 31, 2001 the Company had total assets of $96.1 million compared to $77.6 million at December 31, 2000, an increase of $18.5 million, or 23.9%. This increase was primarily comprised of a $11.4 million increase in investment securities and a $3.8 million increase in net loans receivable. The increase in assets primarily resulted from a $14.5 million increase in borrowings and a $4.9 million increase in deposits. Net loans receivable increased to $39.5 million at December 31, 2001 from $35.7 million at December 31, 2000. The increase in net loans receivable was primarily attributable to increased consumer demand created by a low interest rate environment and the introduction of a competitively priced home equity line of credit product.
Total equity at December 31, 2001 was $18.0 million, or 18.7% of total assets, compared to $18.8 million, or 24.2% of total assets, at December 31, 2000. At December 31, 2001 the Association exceeded all regulatory capital requirements.

The Company's annual meeting of shareholders will be held on Wednesday, April 17, 2002, at 2:00 p.m., at the main office of First Niles, located at 55 North Main Street, Niles, Ohio. At the meeting, shareholders of record on February 28, 2002, will be asked to consider and vote upon the election of one director and to ratify the appointment of independent auditors, as well as such other matters as may properly come before the meeting, or any adjournments thereof. Horace L. McLean resigned as a director during January, 2002. Dr. William S. Eddy was appointed a director to fill the vacancy.

First Niles Financial, Inc. and its wholly-owned subsidiary, Home Federal Savings and Loan Association of Niles, may from time to time make written or oral "forward-looking statements", including statements contained in its filings with the Securities and Exchange Commission. These forward-looking statements may also be included in press releases, such as this one, and other communications by the Company, which are made in good faith by us pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements about our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risk and uncertainties, and are subject to change based on various factors (some of which are beyond our control). The words "may", "could", "should", "would", "believe", "anticipate", "estimate", "expect", "intend", "plan" and similar expressions are intended to identify forward-looking statements.

FOR IMMEDIATE RELEASE	For Further Information Contact:
February 11, 2002	William L. Stephens, President or Lawrence Safarek, Vice President First Niles Financial, Inc. 55 N. Main Street Niles, Ohio 44446 (330) 652-2539

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Selected Financial Condition Data
(in thousands, except for per share data)

	December 31, 2001	December 31, 2000
	(Unaudited)

Total assets	$96,107	$77,554
Loans receivable, net	39,508	35,740
Securities (AFS) at market	39,080	22,677
Securities (HTM) at cost	8,866	13,900
Deposits	57,061	52,194
Total borrowings	19,500	5,000
Retained earnings	13,506	13,334
Common stock and paid in capital	6,815	6,766
Total equity	17,965	18,758
Book value per share	$11.85	$11.57

Selected Operating Data
(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2001	2000	2001	2000
	(Unaudited)		(Unaudited)

Interest income	$1,516	$1,568	$5,915	$5,372
Interest expense	755	558	2,893	2,186
Provision for loan losses	30	-	120	30
Net interest income	731	1,010	2,902	3,156
Non-interest income	90	15	315	56
Non-interest expense	481	432	2,081	2,118
Income before inc. tax exp.	340	593	1,136	1,094
Income tax expense	98	181	315	287
Net income	242	412	821	807
Earnings per share	$0.17	$0.28	$0.57	$0.54

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